August 23, 2016

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Nuveen Investment Trust

333 West Wacker Drive

Chicago, IL 60606

RE:	Nuveen Investment Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen NWQ Global Equity Income Fund (the “Acquiring Fund”), a series of Nuveen Investment Trust, a Massachusetts business trust (the “Acquiring Trust”), in connection with the pre-effective amendment to the Acquiring Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 23, 2016 (as so amended, the “Registration Statement”), with respect to the Acquiring Fund’s Class A Shares, Class C Shares, Class R3 Shares and Class I Shares of beneficial interest, $.01 par value per share (collectively, the “Acquiring Fund Shares”) to be issued in exchange for the assets of Nuveen Tradewinds Global All-Cap Equity Fund, a series of Nuveen Investment Trust II, a Massachusetts business trust and Nuveen Tradewinds Value Opportunities Fund, a series of the Acquiring Trust (each, a “Target Fund”), as described in the Registration Statement (each, a “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)         a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Trust;

(b)         a copy of the Acquiring Trust’s Declaration of Trust, dated May 6, 1996, as filed with the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration”);

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Vedder Price P.C.

Nuveen Investment Trust

August 23, 2016

(c)         a copy of the Acquiring Trust’s Amended Designation of Series of Shares of Beneficial Interest, as filed with the office of the Secretary of the Commonwealth of Massachusetts on July 29, 2016, and a copy, as filed with the Secretary of the Commonwealth of Massachusetts on November 19, 2012, of the Acquiring Trust’s Amended Establishment and Designation of Classes (collectively, the “Designations”);

(d)         a certificate of the Secretary of the Acquiring Trust, certifying as to, the Acquiring Trust’s Declaration, the Designations, the Acquiring Trust’s By-Laws as currently in effect (the “By-Laws”) and the resolutions adopted by the Acquiring Trust’s Board of Trustees at a meeting held on May 24-26, 2016 (the “Resolutions”);

(e)         a printer’s proof of the Registration Statement received on August 15, 2016; and

(f)         a copy of the form of Agreement and Plan of Reorganization with respect to each Reorganization, providing for (i) the acquisition by the Acquiring Fund of substantially all of the assets and substantially all of the liabilities of the Target Fund in exchange for the Acquiring Fund’s Shares (ii) the pro rata distribution of such shares to the holders of the Target Fund and (iii) the subsequent termination of the Target Fund, in the form included as Appendix A to the Joint Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (each, an “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above and, with respect to each Reorganization, (i) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (ii) the Target Fund will have taken all actions necessary under its charter and Massachusetts law to authorize the execution and delivery of the Agreement and Plan, including the vote of its shareholders as set forth in the Registration Statement; (iii) the Agreement and Plan will have been duly completed, executed and delivered by each of the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any other consents or approvals required for

Vedder Price P.C.

Nuveen Investment Trust

August 23, 2016

the Reorganization will have been received; (vi) the Declaration, the Designations, the Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Resolutions and for the consideration described in each Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we

Vedder Price P.C.

Nuveen Investment Trust

August 23, 2016

do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP